David Esser Named CTO of rVue

Steve Schildwachter Resigns as CMO, Will Continue as Advisor

Chicago, IL –September 18, 2015 (Marketwired) -- rVue Holdings, Inc., (OTC PINK: RVUE), a premier advertising technology platform for digital place-based media, today announced that David Esser has been named rVue's Chief Technology Officer. Mr. Esser had been serving in an interim capacity from July this year.

In addition, the Company announced that Steve Schildwachter had resigned as Chief Marketing Officer to pursue other opportunities. Mr. Schildwachter will remain as an advisor to the Company.

Mark Pacchini, rVue’s President and Chief Executive Officer, commented, “David and his InstantSys Team have ramped up quickly and blended well with veteran rVue IT team, providing us with access to several key technology specialists.  An experienced startup operator accustomed to accomplishing a great deal with lean budgets, David has made a significant impact on the platform in a short period of time. He was also instrumental in adding two full-time IT people to the team, and has contributed much more than just technology knowledge to rVue, serving as a great strategy and marketing partner to me. Naming David as our full-time CTO is the natural evolution of our productive relationship.”

“Our marketing function is evolving, as we shift resources to sales and media efforts and place an emphasis on partnerships with sales rep groups,” continued Mr. Pacchini. “We expect to expand those partnerships in the coming months, benefitting from the increased shift away from online advertising due to issues related to fraud, bot generation, new ad blocking software, and the like. These issues continue to drive attention to the digital location video category. I am pleased that Steve Schildwachter has agreed to advise rVue going forward. We thank him for his many contributions to our organization and wish him well in his future endeavors.”

About rVue

rVue Holdings, Inc. is an advertising technology company providing the digital distribution platform for the Digital Place-Based Advertising industry. The Company connects approximately one million digital screens across 190 networks delivering access to 250 million daily impressions in one simple platform. Backed by the industry's most intuitive and intelligent platform, rVue has the technology, data and expertise to connect brands and targeted consumers where and when it matters most. For more information, please visit http://www.rvue.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company's current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company's control, and could cause the Company's results to differ materially from those described. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Important factors that could cause such differences include, but are not limited to, the Risk Factors and other information set forth in the Company's Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission.

Company Contact

Mark Pacchini

President and CEO

312-361-3368